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                                                                   Exhibit 10.62

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION ARRANGEMENTS

The Ameritrade Holding Corporation 1996 Directors Incentive Plan (the "Directors Plan") provides that, upon a non-employee Director's election to the Board for his or her first term, the Director will receive (a) a stock option to purchase such number of shares of the Company's Common Stock as determined by the Chairman of the Board and approved by the Board and (b) an award of restricted stock, the fair market value of which is equal to approximately $20,000 or such other amount determined by the Board from time to time. Non-employee Directors may also be awarded stock options other than upon their initial election to the Board as determined from time to time by the Board. Awards made pursuant to the Directors Plan will generally vest in substantially equal annual installments over a period of three years, beginning with the first anniversary of the grant date. The exercise price of options granted under the Directors Plan may not be less than the fair market value of a share of the Company's Common Stock on the date of the grant of the option. The expiration date with respect to an award under the Directors Plan is the earlier of the ten-year anniversary of the date on which the award is granted or the one-year anniversary of the date on which the non-employee Director's service as a director of the Company terminates for cause. Options are not exercisable after the expiration date. Restricted stock that is not vested on the expiration date is forfeited.

Employee Directors do not receive compensation for services provided as a Director. Non-employee Directors receive an annual retainer payable in advance, which is currently $25,000. Fifty percent of the retainer is payable in cash and fifty percent is payable in the form of Common Stock, provided that, if a Director has met the Company's equity ownership guidelines, the Director may elect to receive all or any portion of the stock retainer in cash. Non-employee Directors receive payments of $1,500 for quarterly meetings and $1,000 for Committee meetings, all payable quarterly in arrears in the form of cash or Common Stock at the election of the Director. The foregoing elections and payments are made pursuant to the Directors Plan. Awards for periods of less than 12 months are calculated and determined by the Board.

Pursuant to the Directors Plan, non-employee Directors may elect to defer receipt of all or a portion of the retainer and meeting and Committee fees otherwise payable to the non-employee Director, including those amounts that would otherwise be payable to the non-employee Director in the form of Common Stock. Amounts deferred pursuant to a non-employee Director's election are credited to a bookkeeping account, which consists of a "Cash Subaccount" reflecting amounts that would otherwise have been payable to the non-employee Director in cash and a "Stock Subaccount" reflecting amounts that would otherwise have been payable to the non-employee Director in Common Stock. As of the first day of each fiscal quarter, the Cash Subaccount is adjusted to reflect contributions and distributions during the preceding fiscal quarter and is credited with interest computed at the prime rate as reported by the Wall Street Journal for that date (or, if that day is not a business day, the next preceding business day). The Stock Subaccount is credited with "stock units" as of each day that a deferred amount would otherwise have been payable to the non-employee Director in Common Stock, is charged with stock units as of each day on which amounts are distributed from the Stock Subaccount and is credited with stock units as of each record date to reflect dividends paid, if any, on the Common Stock. For purposes of the adjustments to the Stock Subaccount, one stock unit corresponds to one share of Common Stock.


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Deferred amounts are payable to non-employee Directors as of a distribution date elected by the non-employee Director at the time of the deferral. If no distribution date is specified, payments begin as of the first business day of January of the year following the date on which the non-employee Director ceases to be a Director of the Company for any reason. Distributions of deferred amounts can be made in ten annual installments commencing on the distribution date elected. A non-employee Director may also elect to have payments in a lump sum or in any number of annual payments not exceeding ten. If a non-employee Director dies prior to the full payment of his deferral account, the balance will be paid in a lump sum to a beneficiary designated by the non-employee Director. The Compensation Committee may also distribute the full balance of a non-employee Director's deferral account in a lump sum at any time.

Directors are reimbursed by the Company for travel and entertainment expenses incurred while attending Board or committee meetings or while on Company business, including first class airfare between their home cities and the location of the meeting, business meals while on Company business, ground transportation and miscellaneous expenses such as tips and mileage. Hotel charges are billed directly to the Company for Directors attending Board or committee meetings.




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